RUBY TUESDAY, INC.
DEFERRED COMPENSATION PLAN FOR DIRECTORS
(AS AMENDED AND RESTATED AS OF APRIL 9, 2014)

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RUBY TUESDAY, INC.
DEFERRED COMPENSATION PLAN FOR DIRECTORS
(AS AMENDED AND RESTATED AS OF APRIL 9, 2014)

The Ruby Tuesday, Inc. Deferred Compensation Plan for Directors contained herein constitutes an amendment and restatement of the Ruby Tuesday, Inc. Stock Incentive and Deferred Compensation Plan for Directors, as amended and restated as of October 8, 2008, as further restated by the First, Second and Third Amendments thereto.  The Plan is a direct successor to the First Prior Plan and an indirect successor to the Second Prior Plan.

SECTION 1  DEFINITIONS

1.1   Definitions.  Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

(a) “Annual Retainer Compensation” means the retainer fee payable to a Participant by the Company for the then current fiscal year of the Company, but shall not include any meeting or committee fees or expense reimbursements paid to a Participant, as determined on the first day of the fiscal year or, if later, as of the first day an individual becomes a Participant.

(b) “Board of Directors” means the board of directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(d) “Committee” means the committee appointed by the Board of Directors to administer the Plan or, in the absence of appointment of such committee, the Board of Directors.

(e) “Company” means Ruby Tuesday, Inc., a Georgia corporation, or its successor.

(f) “Compensation” means Nonretainer Compensation and Annual Retainer Compensation.

(g) “Deferred Compensation Account” means an account established and maintained on behalf of a Participant which shall be credited with certain amounts deferred by Participants under the Plan and with a rate of return as described in Plan Section 4.3.

(h) “Effective Date” means April 9, 2014, the date the Plan, as amended and restated herein, is approved by the Board of Directors.

(i) “First Prior Plan” means the Morrison Restaurants Inc. Stock Incentive and Deferred Compensation Plan for Directors.

(j) “Nonretainer Compensation” means the meeting and committee fees paid to a Participant by the Company, but does not include any Retainer Compensation or expense reimbursement paid to a Participant.

(k) “Participant” means an individual who, pursuant to Plan Section 2.3, is eligible to participate in the Plan.

(l) “Plan” means the Ruby Tuesday, Inc. Deferred Compensation Plan for Directors.

(m) “Plan Year” means the calendar year.

(n) “Retainer Compensation” means the quarterly retainer fee paid to a Participant by the Company, but shall not include any meeting or committee fees or expense reimbursements paid to a Participant.

(o) “Second Prior Plan” means the Morrison Incorporated Stock Incentive and Deferred Compensation Plan for Directors, successor to the Morrison Incorporated Deferred Compensation Plan for Directors, as it existed prior to its amendment and restatement as the First Prior Plan.

(p) “Specified Participant” means a Participant who is a key employee (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) of the Company or an affiliate of the Company, any stock of which is publicly traded on an established securities market or otherwise as of the date of the Participant’s Termination from Service. For this purpose, a Participant is a key employee if the Participant meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)) at any time during the twelve (12) month period ending on December 31.  Notwithstanding the foregoing, a Participant who is a key employee determined under the preceding sentence will be deemed to be a Specified Participant for the period commencing as of April 1 following such December 31 and through the succeeding March 31 or as otherwise required by Code Section 409A.

(q) “Termination from Service” means the Participant’s separation from service with the Company and its affiliates as contemplated under Code Section 409A(a)(2)(A)(i) for reasons other than death.  Whether a Termination from Service takes place is determined based on the facts and circumstances surrounding the termination of the Participant’s service relationship and whether there is an intent for the Participant to provide significant services for the Company or any affiliate following such termination.

SECTION 2  THE DEFERRED COMPENSATION PLAN

2.1        The Purpose of the Plan.  The Plan is intended to provide an opportunity to non-employee directors of the Company to defer payment of all or a portion of their fees under an unfunded plan of deferred compensation.

2.2    Administration of the Plan.  The Plan shall be administered by the Committee.  Subject to the provisions of the Plan, the Committee shall have full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations necessary or advisable for the proper administration of the Plan.  The Committee’s decisions shall be final and binding on all Participants.

2.3    Eligibility.  Any member of the Board of Directors who is not an employee of the Company shall be a Participant.  A Participant shall cease to be eligible for continued participation in the Plan as of the date the Participant ceases to serve upon the Board of Directors.  A Participant who ceases to be eligible to participate in the Plan will no longer be eligible to make further deferrals under the Plan pursuant to Plan Section 3 but shall continue to be subject to all other terms of the Plan until the Participant’s Deferred Compensation Account is fully paid.  Any deferral election under Plan Section 3 then in effect as of the date the Participant ceases to be eligible to participate in the Plan will be cancelled immediately following the close of the fiscal quarter in which the Participant’s eligibility ceases, subject to any restrictions on the implementation of the cancellation under Code Section 409A, including any regulatory guidance issued thereunder.

SECTION 3  DEFERRAL OF COMPENSATION

3.1    Deferral to Deferred Compensation Accounts.

(a) Each Participant may elect to defer his or her Nonretainer Compensation and/or Retainer Compensation, each in twenty-five percent (25%) increments, to his or her Deferred Compensation Account.  An election to defer Compensation hereunder shall be in writing and shall be made prior to the first day of each Plan Year for which such Compensation shall be earned.  Except as provided in Plan Section 3.1(b), all elections to defer Compensation under this Section 3.1 shall be irrevocable as of the last day of the Plan Year immediately preceding the Plan Year for which it is effective and may only be made pursuant to an agreement between the Participant and the Company, which shall be in such form and subject to such rules and limitations as the Plan Administrator may prescribe and shall specify the amount of the Compensation of the Participant that the Participant desires to defer.

(b) Notwithstanding the provisions of Plan Section 3.1(a), in the case of the first year a Participant becomes eligible to defer Compensation hereunder, such election must be made no later than thirty (30) days following the date the Participant becomes eligible to participate in the Plan (including any other plan with which it is aggregated), but only with respect to Compensation payable for services to be performed after the election is made.  All elections to defer Compensation under this Section 3.1(b) shall be irrevocable as of the last day of the applicable thirty (30) day period.  A Participant who has ceased to be eligible to participate in the Plan may be treated as a new Participant in accordance with Plan Section 3.1(a) only if the Participant has not been eligible to participate in the Plan (including any other plan with which it is aggregated), other than with respect to the receipt of earnings credits under Plan Section 4.3, for a period of at least twenty-four (24) months.

3.2   Revocation of Elections.  A Participant may not revoke or modify an election made pursuant to Plan Section 3 once it has become irrevocable.

3.3   Prior Elections.  Any outstanding deferral elections by Participants under the First Prior Plan or under the Second Prior Plan shall continue to be effective.

SECTION 4  DEFERRED COMPENSATION ACCOUNTS

4.1   Maintenance of Accounts.  A Deferred Compensation Account shall be established and maintained for each Participant.

4.2   Crediting of Deferrals.  A Participant's Deferred Compensation Account shall be credited with that portion of the Participant's Compensation that the Participant has elected to defer to his or her Deferred Compensation Account pursuant to Plan Section 3.1 as of the date such Compensation would otherwise have been paid to the Participant.

4.3   Crediting Income.  Each Deferred Compensation Account shall be credited as of the last day of each fiscal quarter of the Company with an assumed rate of income equal to the then prevailing rate payable with respect to ninety (90) day U.S. Treasury Bills, based on the weighted average balance of such account during such fiscal quarter.

SECTION 5  DISTRIBUTION OF DEFERRED COMPENSATION ACCOUNTS

5.1           Form of Payment  Amounts credited to a Participant’s Deferred Compensation Account shall be distributed in either a single lump sum or annual installments (not to exceed five (5)), as designated by the Participant in his or her initial election under the Plan, First Prior Plan or Second Prior Plan, as applicable.  A Participant’s one-time payment election pursuant to this Plan Section 5.1 must be made no later than the date his or her election pursuant to Plan Section 3.1 becomes irrevocable.  A Participant may not revoke or modify an election made pursuant to this Plan Section 5 once it has become irrevocable.

5.2           Timing of Payment.

(a)           General Rule.  Distribution of a Deferred Compensation Account shall be made (in the case of a lump sum payment) or commence (in the case of installment payments) in the calendar month immediately following the Participant’s seventieth (70th) birthday, or, if earlier, the January 15 or July 15 immediately following the date of the Participant’s Termination from Service.  However, if the Participant so elects in his or her one-time payment election under the Plan, First Prior Plan or Second Prior Plan, as applicable, the distribution (in the case of a lump sum payment) or the commencement of the distribution (in the case of installment payments) of the Participant’s Deferred Compensation Account shall occur on any January 15 or July 15 subsequent to his or her Termination from Service as the Participant may elect in his or her one-time payment election; provided, however, that no such election shall have the effect of delaying the payment or commencement of payment (as applicable) beyond a Participant’s seventieth (70th) birthday.  If a Participant elects to have his or her Deferred Compensation Account distributed in installments, the amount of the first installment shall be a fraction of the value of the Participant’s Deferred Compensation Account, the numerator of which is one and the denominator of which is the total number of installments elected, and the amount of each subsequent installment shall be a fraction of the value (including income credited pursuant to Plan Section 4.3) on the date preceding each subsequent payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.

(b)           Delayed Payment.   Notwithstanding any provision of this Plan to the contrary, if the Participant is considered a Specified Participant upon his or her Termination from Service under such procedures as established by the Committee in accordance with Code Section 409A, then any amounts otherwise payable pursuant to Section 5.2(a) that would result in a tax under Code Section 409A if paid during the first six (6) months after the date of such Termination from Service (or if later, eighteen (18) months following the Effective Date) shall be withheld, starting with the payments latest in time during such six (6) (or, if applicable, eighteen (18)) month period), and paid to the Participant during the next succeeding calendar month.

5.3           Default Form and Timing of Payment. If an affirmative Participant election pursuant to Plan Section 5 is not validly in effect, the Participant’s Deferred Compensation Account shall be paid in a lump sum in the calendar month following the calendar month in which the Participant experiences his or her Termination from Service or, if earlier, the calendar month immediately following the Participant’s seventieth (70th) birthday.

5.4           Distribution upon Death.  In the event of the death of a Participant prior to the date on which he or she is entitled to the commencement of payments of his or her Deferred Compensation Account in full, the value of such Deferred Compensation Account shall be determined as of the day immediately following the Participant’s death and such amount shall be distributed in a single lump sum payment to the Participant’s designated beneficiary and payment shall be made in the calendar month following the calendar month in which the Participant died.  Upon the death of a Participant on or after the date on which he or she is entitled to the commencement of payments of his or her Deferred Compensation Account, the Participant’s designated beneficiary shall be entitled to receive the unpaid portion of the Participant’s Deferred Compensation Account.  These payments shall be made according to the manner and method by which payments were payable to the Participant.

5.5           Statement of Account.  During March and September of each Plan Year, each Participant shall be provided with statements of his or her Deferred Compensation Account as of the end of the third and first fiscal quarters of the Company, respectively.

5.6           Participant’s Rights Unsecured.  The right of any Participant to receive future distributions under the provisions of Plan Section 5 shall constitute an unsecured claim against the general assets of the Company.

SECTION 6  GENERAL PROVISIONS

6.1           Right to Remove Director.  Nothing in the Plan shall confer upon any Participant the right to continue as a member of the Board of Directors or affect the right of the Company to terminate a Participant’s directorship at any time.

6.2           Non-alienation of Benefits.  Other than as specifically provided with regard to the death of a Participant, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void.  No such benefit shall, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

6.3           Termination and Amendment of the Plan.

(a) The Board of Directors at any time may amend or terminate the Plan without stockholder approval; provided, however, that the Board of Directors may condition any amendment on the approval of stockholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws.  No termination, modification or amendment of the Plan, without the consent of a Participant with respect to whom amounts have been credited to a Deferred Compensation Account shall adversely affect the rights of that Participant with respect to such Deferred Compensation Account.

(b) Notwithstanding the provisions of Plan Section 6.3(a), the Company reserves the right to:

(i) amend the Plan in any respect solely to comply with the provisions of Code Section 409A so as not to trigger any unintended tax consequences prior to the distribution of benefits provided herein;

(ii) pay the lump sum value of Participants’ Deferred Compensation Accounts if the Company determines that such payment benefits will not constitute an impermissible acceleration of payments under one of the exceptions provided in Treasury Regulations Section 1.409A-3(j)(4)(ix), or any successor guidance; in such an event, payment shall be made at the earliest date permitted under such guidance; and/or

(iii) make payments hereunder before such payments are otherwise due if it determines that the provisions of the Plan fail to meet the requirements of Code Section 409A and the rules and regulations promulgated thereunder; provided, however, that such payment(s) may not exceed the amount required to be included in income as a result of such failure to comply the requirements of Code Section 409A and the rules and regulations promulgated thereunder.

6.4           Choice of Law.  The laws of the State of Georgia shall govern the Plan, to the extent not preempted by federal law.

6.5           Effective Date of Plan.  The Plan, as amended and restated herein, shall become effective on the Effective Date, except as otherwise provided herein.

IN WITNESS WHEREOF, the Company has caused this indenture to be executed as of the date first above written.

RUBY TUESDAY, INC.

                    /s/ James J. Buettgen

By:           James J. Buettgen

Title:	Chairman, President, and Chief Executive Officer
ATTEST:
/s/ Scarlett May
Scarlett May
Secretary

[CORPORATE SEAL]